Exhibit 99.3

Execution Version

Agreement effective as of January 11, 2008, by and between Myca Partners, Inc. (“Myca”), on the one hand, and RCG Starboard Advisors, LLC ( “Starboard”), on the other.

RECITALS

A.           The parties have had discussions prior to the date hereof in connection with the identification by Myca to Starboard of a potential investment opportunity relating to Charming Shoppes Inc. (the “Target”) and Myca and Starboard initially decided to work together as a group regarding an investment in Target.

B.           Starboard has since decided that it will not work with Myca regarding Target and each party will make its own independent investments, voting and disposition decisions.

C.           The parties wish to set forth their understanding regarding fees payable to Myca by Starboard for identifying Target as a potential investment opportunity.

NOW THEREFORE, the parties hereto agree as follows:
1.	Fee Based on Net Profits.

(a) Starboard hereby agrees to pay Myca $50,000 (the “Upfront Fee”) on the date hereof and an 8% fee based on the Net Profits (as defined below) on the investment by each of Starboard Value and Opportunity Master Fund Ltd., Parche, LLC and RCG Latitude Master Fund, Ltd. (and any other affiliated entity that purchases securities on behalf of the portfolios currently managed by Jeffrey C. Smith, Mark R. Mitchell or Robert Ryon) (collectively, the “Starboard Entities”) in the Target (the “Fee”). The determination of the aggregate amount invested by the Starboard Entities and the Starboard Entities’ Net Profits shall be made by Starboard in good faith in accordance with its regular accounting procedure assessing only broker fees and direct transaction expenses with no cost allocations and taking account of any reimbursement of expenses. Net Profits will be calculated (the “Calculation Period”) for the twelve-month period ending on December 31 of each year except that (i) the first Calculation Period will be from the date of the first investment in Target to December 31, 2008 and (ii) the last Calculation Period will end on the date that the Starboard Entities no longer have an investment in the Target. Starboard will use its best efforts to calculate and pay to Myca the Fee within 90 days of the end of the Calculation Period. “Net Profits” means, after recoupment of any carryover losses (which will equal any negative value determined when calculating Net Profits in the immediately preceding Calculation Period), (x) all realized gains during a Calculation Period, including dividends and other distributions of value but only to the extent of amounts actually received by the Starboard Entities, less (y) all realized losses during such Calculation Period (and out of pocket fees and expenses incurred relating to the Starboard Entities’ investment in the Target) and (z) the Upfront Fee until the Upfront Fee has been recovered by Starboard. Absent manifest error, Starboard’s calculation of the Fee shall be final and binding; provided, however, that all purchases, sales, broker fees and transaction expenses are reasonably documented and supported.

2.             Relationship of Parties. All shares (or other securities) of Target, held by the Starboard Entities whether acquired before, on or after the date hereof, will be subject to the fee arrangements under this Agreement; provided, however, that once the Starboard Entities no longer have an investment in Target (the “Final Sale Date”), no further fees shall be payable to Myca with respect to shares (or other securities) in Target that are subsequently purchased by the Starboard Entities so long as such purchases occur at least six (6) months after the Final Sale Date. Starboard and its affiliates retain sole authority to vote investments and dispose of the shares in Target held by the Starboard Entities. The parties acknowledge that no agreement exists between Myca and Starboard or any of their respective affiliates to act together for the purpose of acquiring, holding, voting or disposing of equity securities of Target.

3.             Limited Liability. Each of Starboard and Myca agrees that none of Starboard, the Starboard Entities or Myca, nor the respective members, officers, employees or affiliates of any of them, shall be liable for any loss arising out of any act or omission hereunder unless arising out of their gross negligence, willful misconduct, malfeasance or bad faith. Notwithstanding any of the foregoing to the contrary, the federal securities laws of the United States impose liability under certain circumstances even on persons who act in good faith, and nothing in this Section 3 constitutes a waiver or limitation of any rights that Starboard may have under such laws.

4.             Representations, Warranties and Covenants. Each of the Parties hereby represents and warrants to, and covenants with, the other Parties that:

(a)           it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to enter into and perform its obligations under this Agreement, that it is qualified to conduct its business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and failure to so qualify would have a material adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which it shall conduct its business is within its sole discretion), and that this Agreement has been duly and validly authorized, executed and delivered by it and is its valid and binding agreement enforceable in accordance with its terms;

(b)           it shall obtain and maintain as current any necessary approvals, consents, licenses and registrations from any governmental entity or any other person or entity necessary to perform its obligations hereunder, and shall use its commercially reasonable best efforts to prevent such approvals, consents and registrations from lapsing or being revoked, suspended, terminated, or not renewed, or being limited or qualified in any respect; and

(c)          it shall have complied and will continue to comply with all laws and regulations applicable to it or to its respective businesses, properties or assets, the violation of which would materially adversely affect its ability to comply with and perform its obligations under this Agreement, and, to its knowledge, there are no actions, suits, proceedings, or notices of investigations pending or threatened against it by any governmental entity or before any court, arbitrator or regulatory authority (at law or in equity) regarding its non-compliance with any law or regulation that is reasonably likely to materially and adversely affect its ability to comply with and to perform its obligations under this Agreement, and it shall promptly notify the other parties hereto of the commencement of any such suit, action or proceeding or its receipt of notice of commencement thereof.

5.	Miscellaneous.

(a)          No party hereto shall by any act (except as provided herein), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which any party hereto would otherwise have on any future occasion.

(b)           Except as otherwise set forth in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No party hereto may assign any of its rights or obligations under this Agreement to any person without the prior written consent of the other parties hereto.

(c)           This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York. If any provision hereof would be invalid under applicable law, then such provision shall be deemed modified to the extent necessary to render it valid while most nearly preserving its original intent. No provision hereof shall be affected as a result of another provision being held invalid.

(d)           Any action or proceeding against the parties hereto relating in any way to this Agreement or the transactions contemplated hereby shall be brought and enforced exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefor) of the United States in the Southern District of New York, and any courts appealable therefrom, and the parties irrevocably submit to the jurisdiction of all such courts in respect of any such action or proceeding. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of New York or the United States District Court for the Southern District of New York, and any courts appealable therefrom, and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

(e)           This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(f)            This Agreement may be executed by the parties hereto by manual or facsimile signature, and in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

MYCA PARTNERS, INC.

By:	/s/ Robert Frankfurt
Name: Robert Frankfurt
Title: President

RCG STARBOARD ADVISORS, LLC

By:	/s/ Owen Littman
Name: Owen Littman
Title: Authorized Signatory

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